Exhibit 10.57

EVERTEC, INC.

2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (together with the Vesting Schedule (defined below), this “Agreement”) is made as of this 19th day of February, 2016 (the “Date of Grant”), by and between EVERTEC, Inc. (the “Company”) and the person whose signature, name and title appear in the signature block hereof (the “Participant”). Defined terms used but not otherwise defined herein will have the meanings attributed to them in the Plan (defined below).

W I T N E S S E T H

WHEREAS, the Company maintains the EVERTEC, Inc. 2013 Equity Incentive Plan (the “Plan”);

WHEREAS, in connection with the Participant’s service as an employee of the Company or any of its Affiliates and Subsidiaries (the “Employment”), the Company desires to grant Restricted Stock Units (“RSUs”) to the Participant (the “Award”), subject to the terms and conditions of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.	Grant of RSUs. In consideration of the Employment, the Company will grant to the Participant the number of RSUs set forth in the vesting schedule attached hereto as Exhibit A (the “Vesting Schedule”). Each RSU represents the unfunded and unsecured promise of the Company to deliver to the Participant one share of common stock, par value $.01 per share, of the Company (the “Common Stock”) on the Settlement Date (as defined in Section 6 hereof).

2.	Purchase Price. The purchase price of the RSUs shall be deemed to be zero U.S. Dollars ($0) per share.

3.	Vesting. The RSUs shall vest and become non-forfeitable on the dates established in the Vesting Schedule (each such date, a “Vesting Date”), provided that the Participant is actively carrying out his or her duties in connection with the Employment at all times from the Date of Grant through each respective Vesting Date.

4.	Termination.

(a)	Subject to the last sentence of this clause (a), in the event of the Participant’s Disability (defined below) or in the event that the Employment is terminated (i) by the Company without Cause (defined below); or (ii) due to the Participant’s death, then (A) all of the Time-based (defined in the Vesting Schedule) RSUs that have not become vested as of the date of Disability or the Termination Date (defined below), as applicable, shall automatically vest, and (B) the Performance-based (defined in the Vesting Schedule) RSUs shall remain outstanding and capable of vesting in the normal course subject to actual performance, provided that the Performance-based RSUs shall be prorated based on a fraction, the numerator of which is the number of full months in the Performance Period (as defined in the Vesting Schedule) during which the Participant was employed by the Company and the denominator of which is 36. Any partial month shall count as a whole calendar month if the Participant was in the employ of the Company for at least 15 calendar days during the month. Any automatic or capability of vesting shall be conditioned on the Participant (or his or her heirs) executing a general release of claims related to or arising from Participant’s Employment or Termination with the Company, in a form acceptable to the Company.

(b)	In the event the Employment is terminated (i) by the Company for Cause; or (ii) due to the Participant’s voluntary resignation, all of the RSUs (both Time-based and Performance-based) that have not become vested as of the Termination Date shall automatically be forfeited.

(c)	For purposes of this Section 4:

“Cause” has the following meaning: the Participant’s (i) commission of a felony or a crime of moral turpitude; (ii) engaging in conduct that constitutes fraud, bribery or embezzlement; (iii) engaging in conduct that constitutes gross negligence or willful misconduct that results or could reasonably be expected to result in harm to the Company’s business or reputation; (iv) continued willful failure to substantially perform the duties assigned the Participant as part of his or her Employment; (v) breach of the Company’s Employee Manual (including the Company’s Code of Ethics, as each of which are in effect from time to time); and (vi) breach of the restrictive covenants set forth in Section 7.

“Disability” has the following meaning: the Participant’s inability to perform the Employment by reason of any medically determinable physical or mental impairment for a period of 6 months or more in any 12 month period.

“Termination Date” is the date the Participant’s Employment is terminated under the circumstances set forth in (a) or (b) above.

5.	Dividend Equivalents. If the Company pays an ordinary cash dividend on its outstanding Common Stock at any time between the Date of Grant and the Settlement Date (as defined in Section 6 below) — provided that the date on which stockholders of record are determined for purposes of paying a cash dividend on issued and outstanding shares of the Common Stock falls after the Date of Grant — the Participant shall receive on the Settlement Date: (a) a number of Shares having a Fair Market Value on the Vesting Date equal to the aggregate amount of the cash dividends paid by the Company on a single share of the Common Stock, multiplied by the number of RSUs that are settled on the Settlement Date; or (b) a lump sum cash payment equal to the aggregate amount of the cash dividends paid by the Company on a single share of the Common Stock, multiplied by the number of RSUs that are settled on the Settlement Date ((a) or (b) as applicable, the “Dividend Payment”); provided, however, that in the case of (a), any partial Share resulting from the calculation will be paid in cash.

6.	Settlement. Within 75 days following the day any RSUs are automatically vested in accordance with the terms and conditions of this Agreement (the “Settlement Date”), the Company shall (a) issue and deliver to the Participant one share of Common Stock for each vested RSU (the “Shares”) and enter the Participant’s name as a shareholder of record or beneficial owner with respect to the Shares on the books of the Company; and (b) calculate the Dividend Payment. The Participant agrees that the Company may deduct from the Dividend Payment any amounts owed by the Participant to the Company with respect to any whole Share issued by the Company to the Participant to cover any partial Share resulting from the settlement process.

7.	Restrictive Covenants.

(a)	The Participant hereby acknowledges that he or she is familiar with the Confidential Information (defined below) of the Company and its Affiliates and Subsidiaries. The Participant acknowledges and agrees that the Company would be irreparably damaged if the Participant were to provide services to any person competing with the Company or any of its Affiliates or Subsidiaries or engaged in a Similar Business (defined below) and that such competition by the Participant would result in a significant loss of goodwill by the Company. Therefore, the Participant agrees that the following are reasonable restrictions:

(i)	Similar Business: In consideration of the Award, during the Employment and for a term of twelve (12) months after the Termination Date, the Participant shall not, directly or indirectly, engage in Similar Business services or activities within the Commonwealth of Puerto Rico; provided, that nothing herein shall prohibit the Participant from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as the Participant has no active participation in the business of such corporation.

(ii)	Clients: In consideration of the Award, for a period of twelve (12) months after the Termination Date, the Participant shall not, directly or indirectly, solicit or provide, without the express written consent from the Company, any service for any Client (defined below), such as those Similar Business services or activities provided by the Participant during the Employment.

(b)	In consideration of the Award, during the Employment and ending twelve (12) months after the Termination Date, the Participant shall not directly, or indirectly through another person, (i) induce or attempt to induce any employee, representative, agent or consultant of the Company or any of its Affiliates or Subsidiaries to leave the employ or services of the Company or any of its Affiliates or Subsidiaries, or in any way interfere with the relationship between the Company or any of its Affiliates or Subsidiaries and any employee, representative, agent or consultant thereof or (ii) hire any person who was an employee, representative, agent or consultant of the Company or any of its Affiliates or Subsidiaries at any time during the twelve-month period immediately prior to the date on which such hiring would take place. No action by another person or entity shall be deemed to be a breach of this provision unless the Participant directly or indirectly assisted, encouraged or otherwise counseled such person or entity to engage in such activity.

(c)	For purposes of this Section 7:

(i)	“Client” shall mean any person or entity that was a client or customer of the Company as of the Termination Date and for whom the Participant provided any services on behalf of the Company or any of its Affiliates or Subsidiaries at any time, during the term of five (5) years prior to the Termination Date.

(ii)	“Similar Business” shall mean the same or substantially the same business activity or activities performed or engaged by the Participant for, or on behalf, of the Company

8.	Taxes. Unless otherwise required by applicable law, on the Settlement Date, (a) the Shares and the Dividend Payment will be considered ordinary income for tax purposes and subject to all applicable payroll taxes; (b) the Company shall report such income to the appropriate taxing authorities as it determines to be necessary and appropriate; (c) the Participant shall be responsible for payment of any taxes due in respect of the Shares and the Dividend Payment; and (d) the Company shall withhold taxes in respect of the Shares if applicable, and the Dividend Payment (a “Tax Payment”); provided, however, that the Participant may elect, subject to the Company’s approval in its sole discretion, to satisfy his or her obligation to pay the Tax Payment by authorizing the Company to withhold from any Shares otherwise to be delivered to the Participant, a number of whole shares of Common Stock having a Fair Market Value equal to the Tax Payment (i.e., a “cashless exercise”). If the Participant fails to pay any required Tax Payment, the Company may, in its discretion, deduct any Tax Payments from any amount then or thereafter payable by the Company to the Participant and take such other action as deemed necessary to satisfy all obligations for the Tax Payment (including reducing the number of Shares delivered on the Settlement Date). The Participant agrees to pay the Company in the form of a check or cashier’s check any overage of the Tax Payment paid by the Company as a result of making whole any partial Share issued through a cashless exercise. Furthermore, the Participant acknowledges and agrees that the Participant will be solely responsible for making any Tax Payment directly to the appropriate taxing authorities should the Participant opt not to satisfy his or her Tax Payment through a cashless exercise.

9.	Rights as Stockholder. Upon and following the Settlement Date (but not before), the Participant shall be the record or beneficial owner of the Shares unless and until such shares are sold or otherwise disposed of, and, if a record owner, shall be entitled to all rights of a stockholder of the Company (including voting rights).

10.	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico applicable to contracts to be performed therein.

11.	Notice. Every notice or other communication relating to this Agreement shall be made in writing and the notice, request or other communication shall be deemed to be received upon receipt by the party entitled thereto. Any notice, request or other communication by the Participant should be delivered to the Company’s General Counsel.

12.	Miscellaneous. This Agreement, the Plan and the Employment Agreement (solely with respect to the defined terms contained therein and used herein) contain the entire agreement between the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless in writing and signed by the parties hereto. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan. The terms and provisions of the Plan and the Vesting Schedule are incorporated herein by reference, and the Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control. This Agreement may be signed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the Date of Grant set forth above.

EVERTEC, INC.	THE PARTICIPANT

Name: Morgan M. Schuessler, Jr. Title: President and Chief Executive Officer	Name: Title:

Exhibit A – Vesting Schedule

Participant:

Defined Terms: As set forth in the 2016 Long-Term Incentive Plan (the “LTIP”).

Date of Grant: February 19, 2016

Grant and Vesting of Time-based RSUs:

Number	Vesting Date
February 19, 2017
February 19, 2018
February 19, 2019

Grant and Vesting of Performance-based RSUs:

Number	Vesting Date
Relative TSR RSUs	February 19, 2019
Diluted EPS RSUs	February 19, 2019

Performance Period and Criteria: As set forth in the LTIP.

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